Exhibit 99.1

PRESS RELEASE

Guardant Health to Appeal Federal District Court Verdict

PALO ALTO, Calif. - (BUSINESS WIRE) - (November 15, 2023) – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today announced it intends to appeal yesterday’s verdict in the U.S. District Court for the District of Delaware related to intellectual property claims brought against Guardant by TwinStrand Biosciences, Inc. and University of Washington.

“We strongly disagree with this decision and will vigorously appeal for its overturn,” said Helmy Eltoukhy, Guardant Health co-founder and co-CEO. “We believe the ruling ignores the strengths and merits of our R&D and intellectual property, which we painstakingly developed for over a decade.”

Guardant remains confident that it did not infringe the asserted patents, and the company expects to file additional motions with the U.S. District Court for the District of Delaware and appeal to the U.S. Court of Appeals for the Federal Circuit.

About Guardant Health Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantINFINITY™ tests for advanced stage cancer patients, and Guardant Reveal™ for early-stage cancer patients. The Guardant Health screening portfolio, including the Shield™ test, aims to address the needs of individuals eligible for cancer screening. For more information, visit guardanthealth.com and follow the company on LinkedIn and Twitter (X).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and

elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2022, and any current and periodic reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.

Investor Contact:

investors@guardanthealth.com

Media Contact:

Matt Burns

press@guardanthealth.com

+1 518 423 5907